Exhibit 99.1

FOR IMMEDIATE RELEASE	INVESTOR CONTACT:	Rob Campbell
November 5, 2009		Nordstrom, Inc.
(206) 303-3290

	MEDIA CONTACT:	Colin Johnson
Nordstrom, Inc.
(206) 373-3036
NORDSTROM REPORTS OCTOBER SALES
     SEATTLE, Wash. (November 5, 2009) – Nordstrom, Inc. (NYSE: JWN) today reported a 6.5 percent increase in same-store sales for the four-week period ended October 31, 2009 compared with the four-week period ended November 1, 2008. Preliminary total retail sales of $607 million for October 2009 increased 14.8 percent compared with total retail sales of $529 million for the same period in fiscal 2008.
     Third quarter same-store sales decreased 1.2 percent compared with the same period in fiscal 2008. Preliminary third quarter total retail sales of $1.87 billion increased 3.5 percent compared with total retail sales of $1.80 billion for the same period in fiscal 2008.
     Year-to-date same-store sales decreased 8.4 percent compared with the same period in fiscal 2008. Preliminary year-to-date total retail sales of $5.72 billion decreased 4.2 percent compared with total retail sales of $5.97 billion for the same period in fiscal 2008.
Sales Recording
     To hear Nordstrom’s pre-recorded October sales message, please dial 402-220-6036. This recording will be available for one week.
October Sales Results
(unaudited; $in millions)

	Total Retail Sales			Same-store Sales
	Fiscal	Fiscal	% Increase/		Full-line	Rack
	2009	2008	(Decrease)	Total	Stores	Stores

October	$607	$529	14.8%	6.5%	3.7%	5.9%

Third Quarter	$1,868	$1,805	3.5%	(1.2%)	(4.2%)	3.0%

Year-to-date	$5,719	$5,971	(4.2%)	(8.4%)	(11.4%)	1.8%

Number of stores	October 31, 2009	November 1, 2008
Full-line	112	108
Rack and other	70	58

Total	182	166

Gross square footage	22,702,000	21,717,000
Expansion Update
      In October, Nordstrom opened three Nordstrom Rack stores at Hastings Village in Pasadena, California; Westfield Oakridge in San Jose, California; and Gateway Center in Austin, Texas.
     In November, Nordstrom plans to open two Nordstrom Rack stores at Millennia Crossing in Orlando, Florida and Rookwood Pavilion in Cincinnati, Ohio.

Future Reporting Dates
     Nordstrom’s planned financial release calendar for the next three months currently includes:

Third Quarter Earnings Release	Thurs., November 12, 2009
November Sales Release	Thurs., December 3, 2009
December Sales Release	Thurs., January 7, 2010
January Sales Release	Thurs., February 4, 2010
Fourth Quarter Earnings Release	Mon., February 22, 2010
About Nordstrom
Nordstrom, Inc. is one of the nation’s leading fashion specialty retailers, with 182 stores located in 28 states. Founded in 1901 as a shoe store in Seattle, today Nordstrom operates 112 full-line stores, 67 Nordstrom Racks, two Jeffrey boutiques, and one clearance store. In addition, Nordstrom serves customers through its online presence at www.nordstrom.com and through its catalogs. Nordstrom, Inc’s common stock is publicly traded on the NYSE under the symbol JWN.
     Certain statements in this news release contain or may suggest “forward-looking” information (as defined in the Private Securities Litigation Reform Act of 1995), including the company’s planned store openings and trends in company operations. Such statements are based upon the current beliefs and expectations of the company’s management and are subject to significant risks and uncertainties. Actual future results and trends may differ materially from historical results or current expectations depending upon factors including, but not limited to the impact of deteriorating economic and market conditions and the resultant impact on consumer spending patterns, the company’s ability to respond to the business environment and fashion trends, the company’s ability to safeguard its brand and reputation, effective inventory management, efficient and proper allocation of the company’s capital resources, successful execution of the company’s store growth strategy including the timely completion of construction associated with newly planned stores, relocations and remodels, all of which may be impacted by the financial health of third parties, the company’s compliance with applicable banking and related laws and regulations impacting the company’s ability to extend credit to its customers, trends in personal bankruptcies and bad debt write-offs, availability and cost of credit, impact of the current regulatory environment and financial system reforms, changes in interest rates, disruptions in the company’s supply chain, the company’s ability to maintain its relationship with vendors and developers who may be experiencing economic difficulties, the geographic locations of the company’s stores, the company’s ability to maintain its relationships with its employees and to effectively train and develop its future leaders, the company’s compliance with information security and privacy laws and regulations, employment laws and regulations and other laws and regulations applicable to the company, successful execution of the company’s information technology strategy, successful execution of the company’s multi-channel strategy, risks related to fluctuations in world currencies, weather conditions and hazards of nature that affect consumer traffic and consumers’ purchasing patterns, the effectiveness of planned advertising, marketing, and promotional campaigns, the company’s ability to control costs, and the timing and amounts of share repurchases by the company. For additional information regarding these and other risk factors, please refer to the company’s SEC reports, including its Form 10-K for the fiscal year ended January 31, 2009 and its Form 10-Q for the fiscal quarter ended August 1, 2009. The company undertakes no obligation to update or revise any forward-looking statements to reflect subsequent events, new information or future circumstances.
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